Exhibit 23.2

The Board of Directors

Qumu Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Qumu Corporation of our report dated March 9, 2021, relating to the consolidated financial statements of Qumu Corporation, appearing in the Annual Report on Form 10-K of Qumu Corporation for the year ended December 31, 2020.

/s/ RSM US LLP

Minneapolis, Minnesota
May 7, 2021